Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES A JUNIOR PREFERRED STOCK OF
BIOATLA, INC.

BioAtla, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) by consent in lieu of a meeting pursuant to Section 141(f) of the Delaware General Corporation Law (the “DGCL”):

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of Amended and Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate”), and in accordance with Section 151 of the DGCL, there is hereby created, out of the authorized, unissued and undesignated shares of preferred stock of the Corporation, par value $0.0001 per share (the “Preferred Stock”), one (1) share of Series A Junior Preferred Stock (the “Junior Preferred Stock”), which share shall be uncertificated and have the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof:

Section 1. Voting.

(a) Except as provided in this Section 1 or as required by law, the Junior Preferred Stock shall not entitle the holder thereof, as such, to vote on any matter.

(b) With respect to any Voting Proposal (as defined below), the Junior Preferred Stock shall entitle the holder thereof, as such, to (i) vote together with the holders of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), and any other class or series of capital stock of the Corporation entitled to vote thereon together with the Common Stock, as a single class, and (ii) cast a number of votes, in person or by proxy, equal to the number of shares of Common Stock outstanding on the record date for determining stockholders entitled to vote at the meeting at which such Voting Proposal will be submitted (the “Votes”); provided, however, that, in the event the holder of the Junior Preferred Stock purports to cast, in person or by proxy, any Votes other than in accordance with Section 1(c) below, then the Junior Preferred Stock shall not entitle the holder thereof, as such, to vote on such Voting Proposal.

(c) The holder of the Junior Preferred Stock shall cast the Votes as follows: (i) if the Voting Proposal is approved by the holders of at least two-thirds (2/3) of the voting power of the Common Stock present in person or by proxy and entitled to vote thereon, then the holder of the Junior Preferred Stock shall cast all Votes “for” such Voting Proposal or (ii) if the Voting Proposal is not approved by the holders of at least two-thirds (2/3) of the voting power of the Common Stock present in person or by proxy and entitled to vote thereon, then the holder of the Junior Preferred Stock shall cast all Votes “against” such Voting Proposal.

(c) For purposes of this Section 1, “Voting Proposal” shall mean a proposal to approve (i) an amendment to the Certificate to reclassify by combining the issued shares of Common Stock into a lesser number of issued shares of Common Stock, (ii) an adjournment of any meeting at which such a proposal is submitted to stockholders or (iii) any other matter that the Board determines (in its sole discretion) is related to a such a proposal.

Section 2. Dividends and Liquidating Distributions. No dividends shall be paid on the Junior Preferred Stock. Subject to the prior rights of any other class or series of capital stock of the Corporation, upon a liquidation, dissolution or winding up of the Corporation, the Junior Preferred Stock shall entitle the holder thereof, as such, to $0.01 (payable in cash out of funds legally available therefor) before any distribution or payment shall be made to the holders of Common Stock. Solely for purposes of this paragraph, neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation with any other entity, shall be deemed to be a dissolution, liquidation or winding up of the Corporation.

Section 3. Redemption. The Junior Preferred Stock may be redeemed at any time at the option of the Board (acting in its sole discretion) for $0.01, payable in cash out of funds legally available therefor.

Section 4. Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the Junior Preferred Stock shall not entitle the holder thereof, as such, to receive any consideration in respect thereof.

Section 5. Transfer Restriction. The Junior Preferred Stock shall be uncertificated. The holder of the Junior Preferred Stock shall not, directly or indirectly, transfer such share to any other person or entity without the prior written consent of the Board (acting in its sole discretion); provided that this sentence shall not prohibit the provision of a proxy to any person designated by the Corporation in connection with any Voting Proposal. A purported transfer in violation of this Section 5 shall be null and void ab initio.

Section 6. Amendments. In addition to any vote required by law or provided by the Certificate, any amendment to the provisions of this Certificate of Designation shall require the approval of the holder of the Junior Preferred Stock, voting as a separate class.

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In witness whereof, the undersigned Corporation has caused this Certificate of Designation to be signed by a duly authorized officer on the date set forth below.

BIOATLA, INC.

By: /s/ Jay M. Short
Name: Jay M. Short, Ph.D.
Title: Co-founder, Chief Executive Officer and Chairman of the Board of Directors

Dated: January 9, 2026